Exhibit 99.1

The New York Times Company Reports 2011 Fourth-Quarter and Full-Year Results

NEW YORK--(BUSINESS WIRE)--February 2, 2012--The New York Times Company (NYSE: NYT) announced today 2011 fourth-quarter diluted earnings per share from continuing operations of $.39 compared with $.44 in the same period of 2010. Excluding severance and the special items discussed below, diluted earnings per share from continuing operations were $.45 in the fourth quarter of 2011 compared with $.46 in the fourth quarter of 2010.

The Company had an operating profit of $106.7 million in the fourth quarter of 2011 compared with $111.6 million in the same period of 2010. Excluding depreciation, amortization, severance and the special items discussed below, operating profit increased 3.1 percent to $151.0 million from $146.4 million in the fourth quarter of 2010.

“In 2011 we made significant strides in our strategy to transform and rebalance our Company,” said Arthur Sulzberger, Jr., chairman and chief executive officer, The New York Times Company. “Our fourth-quarter results demonstrate the continued focus on building The Times's digital subscription base and developing a new robust consumer revenue stream, while maintaining its significant digital advertising business.

“In the second half of the year, our digital initiatives also included the launch of the new pay site, BostonGlobe.com, and digital subscription packages at the International Herald Tribune. As of quarter end, paid subscribers to all of the Company's digital subscription packages, e-readers and replica editions totaled about 406,000.

“While the economic environment remained challenging during the fourth quarter, the News Media Group saw print advertising trends improve modestly from third-quarter levels. In the fourth quarter, circulation revenues rose 5 percent for the total News Media Group and 8 percent at The New York Times Media Group led by growth in digital subscribers to NYTimes.com.

“The About Group's fourth-quarter performance continued to reflect the competitive and cyclical challenges that it faced through much of 2011. The Group has made progress in its efforts to grow its content and traffic and to roll out its new display advertising sales plan.

“Operating costs declined 4 percent as we remained diligent in managing our expenses even while we have invested in our digital operations and high-quality news and information across the Company.

“We continued to manage our asset portfolio to maintain its alignment with our strategic initiatives, resulting in the sale of our Regional Media Group in early January 2012. This sale enables us to continue our transformation to a multiplatform media company and our pursuit of a strategy that focuses on the development and diversification of our brands on a global scale. We have also entered into agreements to sell 100 of our remaining units in Fenway Sports Group for an aggregate purchase price of $30 million, subject to receipt of approvals from Major League Baseball.

“Looking ahead, we remain committed to maximizing shareholder value through the disciplined implementation of our digital strategy and our ongoing efforts to become an even more agile and competitive organization. These efforts include looking for new innovative approaches to expand our reach on new devices, in new markets and through social media.”

Comparisons

Unless otherwise noted all comparisons are for the fourth quarter of 2011 to the fourth quarter of 2010. This release includes non-GAAP financial measures, a discussion of management's reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.

The fourth-quarter 2011 results included the following special items:

  A $4.5 million ($2.6 million after tax or $.02 per share) charge for a retirement and consulting agreement in connection with the retirement of the Company's chief executive officer at the end of 2011.
  A $3.1 million ($1.9 million after tax or $.01 per share) non-cash charge for a write-down of an intangible asset at ConsumerSearch, Inc., which is part of the About Group.

There were no special items in the fourth quarter of 2010.

In addition to these special items, the Company had $7.9 million ($4.7 million after tax or $.03 per share) in severance costs in the fourth quarter of 2011 compared with $4.7 million ($2.8 million after tax or $.02 per share) in the fourth quarter of 2010.

Sale of Regional Media Group

On January 6, 2012, the Company completed the sale of its Regional Media Group, consisting of 16 regional newspapers, other print publications and related businesses, for $143 million in cash, subject to certain adjustments. It will record an after-tax gain estimated to be approximately $32 million on the sale in the first quarter of 2012. The Company estimates the net after-tax proceeds from the sale, including a tax benefit, will be approximately $150 million, which it intends to use for general corporate purposes. The results of the Regional Media Group for each quarter and annual period of 2011 and 2010 continue to be included in the News Media Group reportable segment and are summarized in the exhibits to this release. Beginning in 2012, the Regional Media Group will be reported as a discontinued operation.

Fourth-Quarter Results from Continuing Operations

Revenues

Total revenues decreased 2.8 percent to $643.0 million from $661.7 million. Advertising revenues decreased 7.1 percent, circulation revenues increased 4.7 percent and other revenues decreased 5.1 percent.

Print advertising revenues decreased 7.8 percent. Digital advertising revenues decreased 4.9 percent as higher revenues at the News Media Group were more than offset by declines at the About Group. Circulation revenues rose as the addition of digital subscription offerings at The Times offset a decline in print copies sold across the News Media Group.

Operating Costs

Operating costs decreased 3.9 percent to $528.7 million from $550.0 million. Depreciation and amortization decreased to $28.9 million from $30.1 million.

Excluding depreciation, amortization and severance, operating costs decreased 4.5 percent to $491.9 million from $515.2 million mainly due to lower variable compensation costs and newsprint expense.

Newsprint expense decreased 6 percent primarily due to lower consumption.

Fourth-Quarter Business Segment Results

News Media Group

Total News Media Group revenues decreased 1.5 percent to $616.8 million from $626.5 million. Advertising revenues declined 5.3 percent, circulation revenues increased 4.7 percent and other revenues decreased 4.0 percent.

Digital advertising revenues increased 5.3 percent but only partially offset a 7.8 percent decrease in print advertising revenues. Circulation revenues rose as the addition of digital subscription offerings at The Times offset a decline in print copies sold across the News Media Group. In addition, the rate of home-delivery circulation declines moderated at The Times due to an increase in new orders and improved retention following the launch of its digital subscriptions.

Operating costs decreased 3.1 percent to $500.1 million from $516.1 million. Excluding depreciation, amortization and severance, operating costs decreased 3.9 percent to $465.7 million from $484.5 million mainly due to lower variable compensation costs and newsprint expense.

Operating profit increased 5.9 percent to $116.8 million compared with $110.3 million. Excluding depreciation, amortization and severance, operating profit increased 6.5 percent to $151.2 million from $141.9 million due to lower costs.

About Group

About Group revenues decreased 25.9 percent to $26.1 million from $35.2 million mainly due to declines in both cost-per-click and display advertising. The declines in cost-per-click advertising were primarily due to lower click-through rates and cost-per-click advertising rates.

About Group operating costs decreased 6.9 percent to $17.7 million from $19.1 million. Excluding depreciation, amortization and severance, operating costs decreased 4.6 percent to $15.4 million from $16.1 million mainly because of lower marketing expenses and compensation costs.

Operating profit decreased 67.4 percent to $5.3 million from $16.2 million. Excluding depreciation, amortization, severance and a special item, operating profit decreased 43.8 percent to $10.7 million from $19.1 million, due to lower advertising revenues.

Corporate

Corporate operating costs decreased 26.6 percent to $10.9 million from $14.9 million primarily due to lower variable compensation costs.

Other Financial Data

Digital

Digital businesses include NYTimes.com, BostonGlobe.com, Boston.com, About.com, other Company Web sites and related digital products. In the fourth quarter of 2011, total digital advertising revenues decreased 4.9 percent to $95.7 million from $100.6 million due primarily to declines in cost-per-click and display advertising at the About Group. Digital advertising revenues at the News Media Group increased 5.3 percent to $71.1 million from $67.5 million due to growth in national and retail display advertising. Digital advertising revenues as a percentage of total Company advertising revenues were 26.7 percent for the fourth quarter of 2011 compared with 26.1 percent in the fourth quarter of 2010.

For 2011, the Company's total digital advertising revenues decreased 0.8 percent to $338.7 million from $341.4 million due primarily to declines in cost-per-click and display advertising at the About Group. Digital advertising revenues at the News Media Group increased 10.0 percent to $233.5 million from $212.2 million. Digital advertising revenues as a percentage of total Company advertising revenues were 27.7 percent in 2011 compared with 26.3 percent in 2010.

Paid digital subscribers to digital subscription packages, e-readers and replica editions of The Times and the International Herald Tribune totaled approximately 390,000 as of the end of the fourth quarter of 2011, an increase of approximately 20 percent since the end of the third quarter of 2011. Paid digital subscribers to BostonGlobe.com and The Boston Globe's e-readers and replica editions totaled approximately 16,000 as of the end of the fourth quarter of 2011.

Joint Ventures

Income from joint ventures was $4.1 million in the fourth quarter of 2011 compared with a loss from joint ventures of $3.2 million in the fourth quarter of 2010. The improved joint venture results in the fourth quarter of 2011 were driven by the Company's investments in Fenway Sports Group and paper mills.

Interest Expense, net

Interest expense, net decreased to $15.5 million from $23.2 million mainly due to the prepayment of the Company's $250 million 14.053 percent senior notes in August 2011 offset in part by the interest expense for its $225 million 6.625 percent senior notes issued in November 2010.

Income Taxes

The Company had an effective tax rate of 38.2 percent in the fourth quarter of 2011. Income tax expense was reduced by approximately $8 million in the fourth quarter of 2011 for the reversal of reserves for uncertain tax positions primarily due to the lapse of applicable statutes of limitations. The Company's effective tax rate for the 2011 full year is not meaningful because a portion of the non-cash charge in the second quarter of 2011 for the write-down of the Regional Media Group's goodwill was non-deductible.

The Company had an effective tax rate of 21.2 percent in the fourth quarter and 38.7 percent for the full year of 2010. In the fourth quarter of 2010, income tax expense was reduced by approximately $19 million for the reversal of reserves for uncertain tax positions due to the closing of tax audits and the lapse of applicable statutes of limitations. The effective tax rate for the 2010 full year was unfavorably affected by a tax charge of approximately $11 million for the reduction in future tax benefits for retiree health benefits resulting from the federal health care legislation enacted in 2010.

Liquidity

The following table details the original maturities and carrying values of the Company's debt and capital lease obligations as of December 25, 2011. Net debt represents debt and capital lease obligations, net of cash and short-term investments. Cash in the table below excludes restricted cash of approximately $28 million that is subject to certain collateral requirements.

(in thousands)
2012	4.610% senior notes	$75,000
2015	5.0% senior notes	250,000
2016	6.625% senior notes	225,000
2019	Option to repurchase ownership interest in headquarters building	250,000
Total		$800,000
Less: Unamortized amounts		(33,561)
Carrying value of debt		$766,439
Capital lease obligations		6,701
Total debt and capital lease obligations		$773,140
Less: Cash and short-term investments		(279,997)
Net debt		$493,143

The Company believes net debt, a non-GAAP measure, provides a useful measure of the Company's liquidity and overall debt position.

As of December 25, 2011, there were no outstanding borrowings under the Company's $125 million revolving credit facility.

Capital Expenditures

Capital expenditures totaled approximately $12 million in the fourth quarter and approximately $45 million for the full year.

Pension Obligations

The Company made contributions of approximately $80 million in the fourth quarter and approximately $151 million for the full year to certain qualified pension plans. The majority of these contributions were discretionary. The Company will make mandatory contributions, primarily for contractual contributions in connection with The New York Times Newspaper Guild pension plan, of approximately $44 million in 2012. The Company may make discretionary contributions in 2012 to its Company-sponsored qualified pension plans based on cash flows, pension asset performance, interest rates and other factors.

For accounting purposes on a GAAP basis, based on preliminary results, the underfunded status of the Company's qualified pension plans as of December 25, 2011, was approximately $525 million. The funded status of the Company's qualified pension plans was negatively affected primarily by the decline in interest rates.

Outlook

Total advertising revenue trends in the first quarter of 2012 are expected to be similar to the level experienced in the fourth quarter of 2011.

Total circulation revenues are projected to increase in the high-single digits in the first quarter of 2012 as the Company expects to benefit from its digital subscription initiatives, as well as from the print circulation price increase at The New York Times implemented in the first quarter of 2012.

The Company expects operating costs to increase in the low-single digits in the first quarter of 2012.

In addition, the Company expects the following on a pre-tax basis in 2012:

  Results from joint ventures: $8 to $10 million,
  Depreciation and amortization: $105 to $110 million,
  Interest expense, net: $60 to $65 million, and
  Capital expenditures: $50 to $60 million.

Conference Call Information

The Company's fourth-quarter 2011 earnings conference call will be held on Thursday, February 2, at 11:00 a.m. E.T. To access the call, dial 877-545-1414 (in the U.S.) and 719-325-4788 (international callers). Participants should dial into the conference call approximately 10 minutes before the start time. Online listeners can link to the live webcast at www.nytco.com/investors.

An archive of the webcast will be available beginning two hours after the call at www.nytco.com/investors. The archive will be available for approximately three months.

An audio replay will be available at 888-203-1112 (in the U.S.) and 719-457-0820 (international callers) beginning approximately two hours after the call until 5 p.m. E.T. on Friday, February 3. The access code is 6225477.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of retail, national and classified advertising and circulation generated by our various markets, material increases in newsprint prices and the development of our digital businesses. They also include other risks detailed from time to time in the Company's publicly filed documents, including the Company's Annual Report on Form 10-K for the year ended December 26, 2010. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company, a leading global, multimedia news and information company with 2011 revenues of $2.3 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, NYTimes.com, BostonGlobe.com, Boston.com, About.com and related properties. The Company's core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

This press release can be downloaded from www.nytco.com.

Exhibits:	Condensed Consolidated Statements of Operations
Segment Information
News Media Group Revenues by Operating Segment
Advertising Revenues by Category
Footnotes
Other Notes
Reconciliation of Non-GAAP Information

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	Fourth Quarter			Full Year
	2011	2010	% Change	2011	2010	% Change
Revenues
Advertising	$358,543	$385,843	-7.1%	$1,221,497	$1,300,361	-6.1%
Circulation	241,570	230,674	4.7%	941,468	931,493	1.1%
Other(a)	42,847	45,159	-5.1%	160,436	161,609	-0.7%
Total revenues	642,960	661,676	-2.8%	2,323,401	2,393,463	-2.9%
Operating costs
Production costs	244,089	246,743	-1.1%	957,467	961,778	-0.4%
Selling, general and administrative costs	255,733	273,155	-6.4%	1,019,611	1,054,199	-3.3%
Depreciation and amortization	28,857	30,134	-4.2%	116,454	120,950	-3.7%
Total operating costs	528,679	550,032	-3.9%	2,093,532	2,136,927	-2.0%
Write-down of assets(b)	3,116	—	N/A	164,434	16,148	*
Other expense(c)	4,500	—	N/A	4,500	—	N/A
Pension withdrawal expense(d)	—	—	N/A	4,228	6,268	-32.5%
Operating profit	106,665	111,644	-4.5%	56,707	234,120	-75.8%
Gain on sale of investments(e)	—	—	N/A	71,171	9,128	*
Income/(loss) from joint ventures(f)	4,054	(3,236)	*	28	19,035	-99.9%
Premium on debt redemption(g)	—	—	N/A	46,381	—	N/A
Interest expense, net	15,461	23,237	-33.5%	85,243	85,062	0.2%
Income/(loss) from continuing operations before income taxes	95,258	85,171	11.8%	(3,718)	177,221	*
Income tax expense(h)	36,353	18,072	*	36,506	68,516	-46.7%
Income/(loss) from continuing operations	58,905	67,099	-12.2%	(40,224)	108,705	*
Income from discontinued operations, net of income taxes(i)	—	—	N/A	—	13	N/A
Net income/(loss)	58,905	67,099	-12.2%	(40,224)	108,718	*
Net loss/(income) attributable to the noncontrolling interest	40	40	0.0%	555	(1,014)	*
Net income/(loss) attributable to The New York Times Company common stockholders	$58,945	$67,139	-12.2%	$(39,669)	$107,704	*

Amounts attributable to The New York Times Company common stockholders:
Income/(loss) from continuing operations	$58,945	$67,139	-12.2%	$(39,669)	$107,691	*
Income from discontinued operations	—	—	N/A	—	13	N/A
Net income/(loss)	$58,945	$67,139	-12.2%	$(39,669)	$107,704	*

Average number of common shares outstanding:
Basic	147,451	145,947	1.0%	147,190	145,636	1.1%
Diluted	149,887	151,048	-0.8%	147,190	152,600	-3.5%

Basic earnings/(loss) per share attributable to The New York Times Company common stockholders:
Income/(loss) from continuing operations	$0.40	$0.46	-13.0%	$(0.27)	$0.74	*
Income from discontinued operations	—	—	N/A	—	—	N/A
Net income/(loss)	$0.40	$0.46	-13.0%	$(0.27)	$0.74	*

Diluted earnings/(loss) per share attributable to The New York Times Company common stockholders:
Income/(loss) from continuing operations	$0.39	$0.44	-11.4%	$(0.27)	$0.71	*
Income from discontinued operations	—	—	N/A	—	—	N/A
Net income/(loss)	$0.39	$0.44	-11.4%	$(0.27)	$0.71	*

* Represents an increase or decrease in excess of 100%.
See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Dollars in thousands)

	Fourth Quarter			Full Year
	2011	2010	% Change	2011	2010	% Change
Revenues
News Media Group	$616,844	$626,451	-1.5%	$2,212,575	$2,257,386	-2.0%
About Group	26,116	35,225	-25.9%	110,826	136,077	-18.6%
Total	$642,960	$661,676	-2.8%	$2,323,401	$2,393,463	-2.9%

Operating Profit/(Loss)
News Media Group	$116,793	$110,328	5.9%	$60,853	$219,242	-72.2%
About Group	5,268	16,170	-67.4%	40,674	61,952	-34.3%
Corporate	(15,396)	(14,854)	3.6%	(44,820)	(47,074)	-4.8%
Total	$106,665	$111,644	-4.5%	$56,707	$234,120	-75.8%

Operating Profit/(Loss) Before Depreciation & Amortization, Severance and Special Items(j)
News Media Group	$151,159	$141,938	6.5%	$345,354	$357,561	-3.4%
About Group	10,731	19,104	-43.8%	54,771	73,561	-25.5%
Corporate	(10,868)	(14,609)	-25.6%	(40,240)	(46,826)	-14.1%
Total	$151,022	$146,433	3.1%	$359,885	$384,296	-6.4%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
NEWS MEDIA GROUP REVENUES BY OPERATING SEGMENT
(Dollars in thousands)

	2011
	Fourth Quarter	% Change vs. 2010	Full Year	% Change vs. 2010
The New York Times Media Group
Advertising	$234,660	-3.8%	$756,148	-3.1%
Circulation	183,032	7.9%	705,163	3.1%
Other	25,260	-6.9%	93,263	0.6%
Total	$442,952	0.5%	$1,554,574	-0.1%

New England Media Group
Advertising	$54,379	-10.8%	$198,383	-7.2%
Circulation	39,033	-5.4%	157,819	-5.7%
Other	11,031	0.6%	41,854	-2.2%
Total	$104,443	-7.7%	$398,056	-6.1%

Regional Media Group
Advertising	$44,858	-6.0%	$161,831	-8.6%
Circulation	19,505	-1.3%	78,486	-2.4%
Other	5,086	1.8%	19,628	2.3%
Total	$69,449	-4.2%	$259,945	-6.0%

Total News Media Group
Advertising	$333,897	-5.3%	$1,116,362	-4.7%
Circulation	241,570	4.7%	941,468	1.1%
Other(a)	41,377	-4.0%	154,745	0.0%
Total	$616,844	-1.5%	$2,212,575	-2.0%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
ADVERTISING REVENUES BY CATEGORY
(Dollars in thousands)

	2011
	Fourth Quarter	% Change vs. 2010	Full Year	% Change vs. 2010
News Media Group
National	$199,779	-4.0%	$647,356	-2.6%
Retail	82,894	-6.0%	257,115	-7.2%
Classified:
Help-Wanted	8,393	-3.7%	35,625	-4.9%
Real Estate	12,970	-17.3%	56,645	-14.1%
Automotive	8,463	-10.5%	36,186	-5.4%
Other	11,024	-6.6%	45,373	-7.8%
Total Classified	40,850	-10.5%	173,829	-8.9%
Other	10,374	-3.6%	38,062	-1.7%
Total News Media Group	333,897	-5.3%	1,116,362	-4.7%

About Group	24,646	-25.7%	105,135	-18.6%

Total Company	$358,543	-7.1%	$1,221,497	-6.1%

THE NEW YORK TIMES COMPANY
FOOTNOTES

(a)	Other revenues consist primarily of revenues from news services/syndication, commercial printing, rental income, digital archives and direct mail advertising services.

(b)	In the fourth quarter of 2011, the Company recorded a $3.1 million non-cash charge for a write-down of an intangible asset at ConsumerSearch, Inc., which is part of the About Group.
In the second quarter of 2011, the Company recorded a $161.3 million non-cash charge for the write-down of assets at the News Media Group, primarily goodwill at the Regional Media Group.
In the third quarter of 2010, the Company recorded a $16.1 million charge for the write-down of assets at The Boston Globe's printing facility in Billerica, Mass., which was consolidated into the Boston, Mass., printing facility in the second quarter of 2009.

(c)	In the fourth quarter of 2011, the Company recorded a $4.5 million charge for a retirement and consulting agreement in connection with the retirement of the Company's chief executive officer at the end of 2011.

(d)	In the second quarter of 2011, the Company recorded a $4.2 million charge for a pension withdrawal obligation under a multiemployer pension plan at The Boston Globe. In the third quarter of 2010, the Company recorded a $6.3 million charge for an adjustment to estimated pension withdrawal obligations under several multiemployer pension plans at The Boston Globe.

(e)	In the third quarter of 2011, the Company recorded a $65.3 million gain on the sale of 390 of its units in Fenway Sports Group. In the second quarter of 2010, the Company recorded a $9.1 million gain on the sale of 50 of its original 750 units in Fenway Sports Group.
In the first quarter of 2011, the Company recorded a $5.9 million gain on the sale of a portion of the Company's interest in Indeed.com, a job listing aggregator.

(f)	In the first quarter of 2010, the Company recorded a $12.7 million gain from the sale of an asset at one of the paper mills in which the Company has an investment. The Company's share of the gain, after eliminating the noncontrolling interest portion, was $10.2 million.

(g)	In the third quarter of 2011, the Company recorded a $46.4 million charge in connection with the prepayment of its $250 million 14.053% notes.

(h)	In 2010, the Company recorded an $11.4 million tax charge for the reduction in future tax benefits for certain retiree health benefits resulting from the federal health care reform legislation enacted in March 2010.

(i)	In 2009, the Company sold WQXR-FM, its New York City classical radio station. The results for WQXR-FM, which had previously been included in The New York Times Media Group, are classified as discontinued operations for all periods presented. In 2010, the Company's results included post-closing adjustments to the gain on sale recorded in 2009.

(j)	See “Reconciliation of Non-GAAP Information” for reconciliations of operating profit/(loss) to operating profit/(loss) before depreciation, amortization, severance and special items.

THE NEW YORK TIMES COMPANY
OTHER NOTES
(Dollars in thousands)

On January 6, 2012, the Company completed the sale of its Regional Media Group, consisting of 16 regional newspapers, other print publications and related businesses, for $143 million in cash, subject to certain adjustments. The results of the Regional Media Group for each quarter and annual period of 2011 and 2010 continue to be included in the News Media Group reportable segment and are summarized below. Beginning in 2012, the Regional Media Group will be reported as a discontinued operation.

	2011
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Full Year
Revenues
Advertising	$39,949	$40,191	$36,833	$44,858	$161,831
Circulation	21,112	19,506	18,363	19,505	78,486
Other	4,779	5,017	4,746	5,086	19,628
Total revenues	65,840	64,714	59,942	69,449	259,945
Operating costs
Production costs & selling, general and administrative costs	57,710	55,243	54,468	55,946	223,367
Depreciation and amortization	2,975	2,947	2,900	2,843	11,665
Total operating costs	60,685	58,190	57,368	58,789	235,032
Write-down of assets	—	152,093	—	—	152,093
Pre-tax income/(loss)	5,155	(145,569)	2,574	10,660	(127,180)
Income tax expense/(benefit)	2,002	(18,120)	(697)	5,936	(10,879)
Net income/(loss)	$3,153	$(127,449)	$3,271	$4,724	$(116,301)

	2010
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Full Year
Revenues
Advertising	$44,260	$44,272	$40,807	$47,717	$177,056
Circulation	22,154	19,844	18,651	19,767	80,416
Other	4,664	4,863	4,665	4,995	19,187
Total revenues	71,078	68,979	64,123	72,479	276,659
Operating costs
Production costs & selling, general and administrative costs	59,518	58,237	58,420	60,524	236,699
Depreciation and amortization	3,223	3,034	3,269	3,129	12,655
Total operating costs	62,741	61,271	61,689	63,653	249,354
Pre-tax income	8,337	7,708	2,434	8,826	27,305
Income tax expense	3,309	3,054	1,490	2,930	10,783
Net income	$5,028	$4,654	$944	$5,896	$16,522

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION

In this release, the Company has included non-GAAP financial information with respect to diluted earnings per share from continuing operations excluding severance and special items (if any), operating profit/(loss) before depreciation, amortization, severance and special items (if any) and operating costs before depreciation, amortization, severance and raw materials. The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings per share from continuing operations, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.
Diluted earnings per share from continuing operations excluding severance and special items provide useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Operating profit/(loss) before depreciation, amortization, severance and special items (if any) is useful in evaluating the Company’s ongoing performance of its businesses as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and raw materials. Total operating costs excluding these items provide investors with helpful supplemental information on the Company's underlying operating costs that is used by management in its financial and operational decision-making.
Reconciliations of these non-GAAP financial measures from, respectively, diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs, the most directly comparable GAAP items, are set out in the tables below.

Reconciliation of diluted earnings per share from continuing operations excluding severance and special items

	Fourth Quarter			Full Year
	2011	2010	% Change	2011	2010	% Change
Diluted earnings/(loss) per share from continuing operations	$0.39	$0.44	-11.4%	$(0.27)	$0.71	*
Add:
Severance	0.03	0.02		0.05	0.03
Special items:
Write-down of assets	0.01	—		0.94	0.07
Other expense	0.02	—		0.02	—
Pension withdrawal expense	—	—		0.02	0.03
Gain on sale of investments	—	—		(0.28)	(0.03)
Gain on sale of joint venture asset	—	—		—	(0.04)
Premium on debt redemption	—	—		0.19	—
Tax expense - federal health care legislation	—	—		—	0.07
Diluted earnings per share from continuing operations excluding severance and special items	$0.45	$0.46	-2.2%	$0.67	$0.84	-20.2%

* Represents a decrease in excess of 100%.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of operating profit/(loss) before depreciation & amortization, severance and special items

	Fourth Quarter 2011
	News Media Group	About Group	Corporate	Total Company
Operating profit/(loss)	$116,793	$5,268	$(15,396)	$106,665
Add:
Depreciation & amortization	26,514	2,343	—	28,857
Severance	7,852	4	28	7,884
Special items:
Write-down of assets	—	3,116	—	3,116
Other expense	—	—	4,500	4,500
Operating profit/(loss) before depreciation & amortization, severance and special items	$151,159	$10,731	$(10,868)	$151,022

	Fourth Quarter 2010
	News Media Group	About Group	Corporate	Total Company
Operating profit/(loss)	$110,328	$16,170	$(14,854)	$111,644
Add:
Depreciation & amortization	27,200	2,934	—	30,134
Severance	4,410	—	245	4,655
Operating profit/(loss) before depreciation & amortization and severance	$141,938	$19,104	$(14,609)	$146,433

	% Change
	News Media Group	About Group	Corporate	Total Company
Operating profit/(loss)	5.9%	-67.4%	3.6%	-4.5%
Add:
Depreciation & amortization	-2.5%	-20.1%	N/A	-4.2%
Severance	78.0%	N/A	-88.6%	69.4%
Special items:
Write-down of assets	N/A	N/A	N/A	N/A
Other expense	N/A	N/A	N/A	N/A
Operating profit/(loss) before depreciation & amortization, severance and special items	6.5%	-43.8%	-25.6%	3.1%

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of operating profit/(loss) before depreciation & amortization, severance and special items

	Full Year 2011
	News Media Group	About Group	Corporate	Total Company
Operating profit/(loss)	$60,853	$40,674	$(44,820)	$56,707
Add:
Depreciation & amortization	105,934	10,520	—	116,454
Severance	13,021	461	80	13,562
Special items:
Write-down of assets	161,318	3,116	—	164,434
Other expense	—	—	4,500	4,500
Pension withdrawal expense	4,228	—	—	4,228
Operating profit/(loss) before depreciation & amortization, severance and special items	$345,354	$54,771	$(40,240)	$359,885

	Full Year 2010
	News Media Group	About Group	Corporate	Total Company
Operating profit/(loss)	$219,242	$61,952	$(47,074)	$234,120
Add:
Depreciation & amortization	109,341	11,609	—	120,950
Severance	6,562	—	248	6,810
Special items:
Write-down of assets	16,148	—	—	16,148
Pension withdrawal expense	6,268	—	—	6,268
Operating profit/(loss) before depreciation & amortization, severance and special items	$357,561	$73,561	$(46,826)	$384,296

	% Change
	News Media Group	About Group	Corporate	Total Company
Operating profit/(loss)	-72.2%	-34.3%	-4.8%	-75.8%
Add:
Depreciation & amortization	-3.1%	-9.4%	N/A	-3.7%
Severance	98.4%	N/A	-67.7%	99.1%
Special items:
Write-down of assets	*	N/A	N/A	*
Other expense	N/A	N/A	N/A	N/A
Pension withdrawal expense	-32.5%	N/A	N/A	-32.5%
Operating profit/(loss) before depreciation & amortization, severance and special items	-3.4%	-25.5%	-14.1%	-6.4%

* Represents an increase in excess of 100%.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of total Company operating costs before depreciation & amortization, severance and raw materials

	Fourth Quarter			Full Year
Total Company	2011	2010	% Change	2011	2010	% Change
Operating costs	$528,679	$550,032	-3.9%	$2,093,532	$2,136,927	-2.0%
Less:
Depreciation & amortization	28,857	30,134		116,454	120,950
Severance	7,884	4,655		13,562	6,810
Operating costs before depreciation & amortization and severance	491,938	515,243	-4.5%	1,963,516	2,009,167	-2.3%
Less:
Raw materials	43,651	45,460		161,691	160,422
Operating costs before depreciation & amortization, severance and raw materials	$448,287	$469,783	-4.6%	$1,801,825	$1,848,745	-2.5%

Reconciliation of News Media Group operating costs before depreciation & amortization and severance

	Fourth Quarter			Full Year
News Media Group	2011	2010	% Change	2011	2010	% Change
Operating costs	$500,051	$516,123	-3.1%	$1,986,176	$2,015,728	-1.5%
Less:
Depreciation & amortization	26,514	27,200		105,934	109,341
Severance	7,852	4,410		13,021	6,562
Operating costs before depreciation & amortization and severance	$465,685	$484,513	-3.9%	$1,867,221	$1,899,825	-1.7%

Reconciliation of About Group operating costs before depreciation & amortization and severance

	Fourth Quarter			Full Year
About Group	2011	2010	% Change	2011	2010	% Change
Operating costs	$17,732	$19,055	-6.9%	$67,036	$74,125	-9.6%
Less:
Depreciation & amortization	2,343	2,934		10,520	11,609
Severance	4	—		461	—
Operating costs before depreciation & amortization and severance	$15,385	$16,121	-4.6%	$56,055	$62,516	-10.3%

CONTACT:
The New York Times Company
For Media:
Abbe Serphos, 212-556-4425
serphos@nytimes.com
or
For Investors:
Paula Schwartz, 212-556-5224
paula.schwartz@nytimes.com
or
Andrea Passalacqua, 212-556-7354
andrea.passalacqua@nytimes.com